Exhibit 10.21

MARKETING AND DISTRIBUTION AGREEMENT

This Agreement ("Agreement") is made and entered into as of the 19th day of January, 2005, (the "Effective Date") by and between the DOCUMENT SECURITY SYSTEMS, INC. ("DSS"), a corporation organized and existing under the laws of the State of New York with its primary business address at First Federal Plaza, Suite 1525, 28 East Main Street, Rochester, New York 14614 and BOISE WHITE PAPER L.L.C. with its primary business address at 1111 West. Jefferson Street, Boise, Idaho 83702 ("Boise"). DSS and Boise may sometimes be referred to herein individually as a "Party" and together as the the "Parties".

Background

WHEREAS, DSS is engaged in the business of designing and developing systems and products in the nature of security printing and has acquired and developed substantial technology and know-how useful for creating encoded images in paper products utilized in security printing, copying and scanning; and

WHEREAS, Boise and its affiliates are engaged in the business of, among other things manufacturing, marketing, selling and distributing paper products, including security papers and office papers and desire to market and distribute the Products (as defined below); and

WHEREAS, Boise wishes to acquire, and DSS is willing to grant, a limited exclusive right to market, sell and distribute the Products upon the terms and conditions contained herein;

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

1. Definitions.

1.1 "Afiliate" shall mean any corporation, partnership or limited liability company of which more than 50% of the voting control and economic ownership is owned, directly, or indirectly, by a Party or which is, directly or indirectly, under common control.

1.2 "Boise" shall mean, unless the context otherwise requires, Boise White Paper L.L.C. and its Affiliates, successors and permitted assigns.

1.2 "Boise Marks" shall mean the name, logo, service marks, tradenames, trademarks, and other marks of Boise and its Affiliates, whether registered or not, including, without limitation the tradename "Boise Beware".

1.3 "Confidential Information" shall have the meaning ascribed to such term in the Confidentiality Agreement dated as of February 27, 2004 between Boise Cascade Corporation and DSS.

1.4 "DSS Marks" means the name, logo, service marks, tradenames, trademarks and other marks of DSS used in connection with the marketing of the Products, whether registered or not and shall include, without limitation, the tradename "AuthentiGuard" and otherwise as set forth on Exhibit E.

1.5 "End Users" shall mean any person or entity utilizing or wishing to utilize the Products for its internal business purposes and not for redistribution, remarketing or reselling.

1.6 "Intellectual Property" means, wherever existing in the world, (i) patents, whether in the form of utility patents, design patents or industrial designs, and all pending applications for registration thereof, (ii) trademarks, trade names, service marks, domain names, designs, logos, trade dress and trade styles, whether or not registered, and all pending applications for registration thereof, (iii) copyrights, whether or not registered, and all pending applications for registration thereof, (iv) inventions, research records, trade secrets, engineering specifications and drawings, technical information, formulas, (v) computer software and programs, and related flow charts, programmer notes, documentation, updates, and data, whether in object or source code form, and (vi) all other similar intellectual property rights, whether or not registered.

1.7  "Products" shall mean all "Safety or Security" paper products of DSS as described on Exhibit A as may be amended from time to time, in writing, by the Parties.

1.8  "Territory" shall mean the United States, Canada and Mexico.

2. Sales, Distribution and Marketing Program for Products.

2.1  Sales and Distribution of Products. DSS shall sell to Boise and Boise shall purchase from DSS, the Products as set forth on Exhibit A as may be amended or supplemented by the Parties from time to time in writing executed by both Parties. Boise shall have the limited exclusive right to market, sell and distribute the Products in the Territory. Boise may market, sell and distribute the Products in the Territory through, among other venues, direct sales efforts and office products wholesalers and through the Internet on the websites of Boise and/or its Affiliates and such other venues or distribution outlets as it deems necessary or desirable from time to time in its discretion.

2.2 Sales Reports and Reversion of Territory. Boise shall deliver to DSS, on a quarterly basis, a written report of all sales of the Products which report shall (i) be due within 30 days of the end of each calender quarter during the term hereof commencing December 31, 2004 (ii) quantify the type of Products sold and (iii) set forth the amount of Products sold in each country in the Territory. In the event that the number of sheets of 8.5 by 11 Safety Paper sold in the Territories during the term of this agreement does not comport with the following schedules, then the Territory may modified by DSS to remove the country or countries which do not satisfy such minimum sales:

A.                    United States

Period	Amount (millions)
quarter ending March 31, 2005	* * * *
quarter ending June 30, 2005	* * * *
quarter ending September 30, 2005	* * * *
quarter ending December 31, 2005	* * * *
quarter ending March 31, 2006	* * * *
quarter ending June 30, 2006	* * * *
thereafter	* * * *

B.                    Mexico and Canada

Period	Amount
quarter ending March 31, 2005	* * * *
quarter ending June 30, 2005	* * * *
quarter ending September 30, 2005	* * * *
quarter ending December 31, 2005	* * * *
quarter ending March 31, 2006	* * * *
quarter ending June 30, 2006	* * * *
thereafter	* * * *

2.3 Marketing Program. Boise shall use its best efforts to promote and market the Products during the term of this Agreement. Boise may appoint sub-distributors, agents, or other representatives to market the DSS Products without the prior written consent of DSS but shall ensure that such persons do not sell or market the Products outside of the Territory or violate the terms of Sections 7 or 10 hereof.. Boise shall sell and market the Products utilizing the DSS marks in conjunction with its own proprietary marks, including the "Boise Beware" brand, and shall not market or sell the products without the DSS Marks. Boise and DSS shall complete a marketing plan to promote the sales and marketing of the Products. This marketing plan shall be completed within 60 days of the Effective Date and address, among other topics, specific areas for cooperation, pricing plans, timing, duration and level of marketing efforts and financial commitments for advertising, as well as "in store" promotional efforts.. Boise shall use reasonable efforts to update this marketing plan from time to time. Notwithstanding anything to the contrary in this Agreement, Boise shall spend a minimum of * * * * by January 19, 2006 for advertising the Products, including flyers, newspaper and trade magazine advertisements, and other promotional efforts, including attendance at trade shows and producing sales collateral and at least * * * * in each year thereafter that this Agreement is in effect. Such amounts shall be reduced pro rata to the date of termination in the event of early termination of this Agreement Boise shall provide a written summary of such expenditures to DSS on a semi- annual basis during each year of the term of this agreement.

 2.4 Exclusivity. (A) Boise agrees that , it will not enter into any marketing or distribution relationship during the term of this Agreement with any other provider of products or services whereby Boise will market, sell or distribute any products which are either directly or indirectly competitive to the Products (a "Competitive Service"). Further, during the term of this Agreement and for a period of 18 months after termination hereof, regardless of the manner of termination of this Agreement, neither Boise nor any of its Affiliates shall, in connection with the sale of its Boise Beware products, or any similar products that compete directly with the Products and which are distributed, marketed or sold by or through Boise or its Affiliates, promote or utilize any competing technology which competes with the Intellectual Property of DSS.

(B) In consideration of the Agreements by Boise set forth in paragraph (A) above, DSS hereby agrees that neither it nor any Affiliate shall enter into any marketing or distributorship agreement or arrangement with any third party in the Territory with respect to the Products or replacement products during the term of this Agreement; provided, however, DSS shall have the right to continue to market and sell Products to the entities appearing on Exhibit C ("Existing Market"). Notwithstanding the foregoing, nothing contained herein shall be deemed to prohibit DSS from marketing and selling the Products to End Users. Further, Boise and DSS mutually agree that both DSS and Boise shall have the right to market and sell custom printed Safety Paper.

2.5 Boise Responsibilities and Obligations. For the term of this agreement Boise will actively promote the Products by, among other things:

                        · develop or integrate appropriate marketing and advertising materials regarding the Products;
                        · publish, jointly with DSS or independently, press releases;
                        · publish letters/mailings to customers; and
                        · advertising in trade publications and attending trade shows.

2.6 DSS Responsibilities and Obligations. For the term of this Agreement, DSS hereby agrees that:

                        · it shall not enter into any marketing or distribution agreement with any third party for sales of Product to End Users and/or the Existing Market in the Territory;
                        · it shall use commercially reasonably efforts to supply Boise with Products in a timely manner in the amount that Boise shall request from time to time and in the event that it cannot fully satisfy the order of Boise, it shall use commercially reasonable efforts to satisfy the order in full as promptly as possible and in the event an allocation of available Product is required by DSS, it shall allocate to Boise an amount equal to at least the pro rated amount relative to the percentage of Products sold by Boise as compared to the total orders for Products; and
                        · it shall not sell the Products to non-End Users, other than the Existing Market, except with the prior written consent of Boise.
                        · DSS, in the performance of this Agreement , shall comply with applicable federal, state, and local statutes, rules of law, ordinances, regulations, and regulatory orders, including, but not limited to, the Fair Labor Standards Act of 1938, as amended, Walsh-Healy Act, Robinson-Patman Act, applicable state Workers' Compensation laws, state and federal Occupational Safety and Health Acts, and all rules and regulations passed pursuant thereto, applicable to DSS, which are incorporated herein by this reference.
                        · DSS shall cause its manufacturer(s) of the Products to implement and adhere quality controls to assure the Product Quality Standards as set forth on Exhibit D.

3. Representations and Warranties

3.1  Boise warrants and represents to DSS that:

                        (A) This Agreement is the binding legal obligation of Boise and is enforceable according to its terms and shall be binding upon Boise’s Affiliates;
                        (B) The execution, delivery, and performance of this Agreement will not result in any violation of any other agreement to which Boise is a party;
                        (C) Boise shall conduct its business for its own account, in its own name, and not as an agent, employee, or partner of DSS and shall conduct business in a manner that reflects favorably at all times on the Products and DSS’s goodwill, Intellectual Property and reputation and make no false or misleading representations with regard to DSS, its affiliates or DSS’ Intellectual Property.

3.2  DSS warrants and represents to Boise that:

                        (A)  This Agreement is the binding legal obligation of DSS and is enforceable according to it terms and shall be binding upon DSS Affiliates;
                        (B) The execution, delivery, and performance of this Agreement will not result in any violation of any other agreement to which DSS is a party;
                        (C) DSS shall conduct its business for its own account, in its own name, and not as an agent, employee, or partner of Boise and shall conduct business in a manner that reflects favorably at all times on the Products, Boise and Boise’s goodwill and reputation and make no false or misleading representations with regard to Boise or its Affiliates.

4.  Pricing and Payment Terms.

            The prices to be paid by Boise to DSS for the Products shall be determined in accordance with Exhibit B annexed hereto, as may be amended or supplemented from time to time. DSS shall have the right, upon prior notice to Boise, to increase the prices for the Products, including increases related to, without limitation, costs of raw materials upon *** prior notice. Payments of purchase price shall be net cash ** days or ** percent cash discount for payment **. Amounts overdue shall incur interest charges after 45 days at the rate of ** per annum on the amount outstanding. Upon failure by Boise to pay amounts due, DSS shall have the right, at its option and without prejudice to other remedies available to it, to suspend further shipments and deliveries to Boise and no forbearance, course of dealings or prior payments shall affect this right of DSS. Notwithstanding the foregoing, in the event of a good faith dispute by Boise of an invoice term or amount, DSS shall not have the right to suspend shipments and deliveries hereunder without a good faith attempt by the Parties to mutually resolve the dispute and without 30 days prior written notice.

5. Shipment and Delivery Terms; Packaging Terms; Quality Claims and Product Returns.

5.1 Shipment and Delivery Terms. Boise shall deliver written purchase orders to DSS in form and substance acceptable to the Parties from time to time. Products shall be shipped F.O.B. Henrietta, New York to Boise’s Regional Servicenters or other warehouses designated by Boise as Boise shall notify DSS in any purchase orders. Boise shall bear the cost of all carrier charges to its Regional Servicenters or other warehouses designated by Boise. Boise hereby acknowledges that depending upon the type and amount of Product ordered, delivery time may be as long as approximately six weeks. In addition, custom image designs requested by Boise may require additional delivery time and will require minimum order levels.

5.2 Packaging Terms. Within 30 days of the date hereof, the Parties shall mutually agree upon packaging standards for the initial Products including co-branding requirements for labels and packaging, appearance of tradenames, trademarks and other information to be placed upon the Product packaging, and the size of packaging.

5.3 Quality Claims and Product Returns. (A) Boise shall maintain written records in reasonable detail of all shipments of Product which are claimed to be non-performing or defective ("Deficiency Claim") by Boise (or its customers), which records shall include (i) the relevant information from packaging labels to identify the lot run and (ii) a description of the claimed defect or non-performance of the Products. Boise shall provide DSS with a copy of such records in writing ("Deficiency Notice"). Within seven (7) business days of receipt of a Deficiency Notice, DSS shall provide a written response to Boise of its intended action with respect to the Deficiency Claim. In the event that DSS cannot correct the Deficiency Claim within a reasonable time and such Deficiency Claim is the result of either (A) a failure of the Product to perform in accordance with the Product description on Exhibit A or (B) does not satisfy the Quality Controls on Exhibit D, then Boise shall return the defective Product to DSS at DSS’ expense and DSS shall replace the defective Product at no extra cost or expense to Boise.

            (B) In the event of a dispute between the Parties as to the nature of the Deficiency Claim under paragraph (A) above, the Parties shall meet within 10 business days to attempt to resolve the dispute. In the event that within an additional 10 business days the Parties are unable to mutually agree upon a satisfactory resolution, the Parties will submit the dispute to the Rochester Institute of Technology ("RIT") which shall act as arbiter for determining the nature of the Deficiency Claim (or any other third party acceptable to both Parties if RIT declines to accept such appointment). The decision of RIT shall be final and binding upon the Parties. The costs of RIT to resolve the dispute shall be borne by the Party that loses the dispute.

6.  Inspection and Audit Rights. During the term of this Agreement and for one (1) year thereafter, DSS shall have the right, upon reasonable advance notice, to inspect Boise’s records and facilities with respect to its compliance with this Agreement. Boise will make its facilities (hereafter "Facilities") available to DSS and its representatives upon reasonable notice and during normal business hours. During the term of this Agreement and for one (1) year thereafter, Boise shall have the right, upon reasonable advance notice, to inspect DSS’ records and facilities with respect to its compliance with this Agreement. DSS will make its facilities (hereafter "Facilities") available to Boise and its representatives upon reasonable notice and during normal business hours.

7. License to Marks. (a) Subject to Boise’s compliance with all of the terms and conditions of this Agreement, DSS hereby grants to Boise a non-transferable, limited (to the extent expressly set forth herein) license to use the DSS Marks solely for purposes of the marketing and promotional activities for the Products contemplated by this Agreement. Boise acknowledges that, without the prior approval of DSS, Boise shall not create a unitary or composite mark based on or incorporating a DSS Mark. Boise shall not use any DSS Marks or any other trademarks, service marks, trade names, logos or symbols of DSS in any corporate, business or trading name of Boise or any other entity or any other identification associated with Boise or any other entity, including any trading or "ticker" symbol associated with Boise’s or any other entity’s securities, or in any offering, circular, prospectus or other corporate marketing material without DSS’s prior written approval, which DSS may grant or withhold in its discretion. Boise agrees to comply with such specific standards for use of DSS Marks as DSS may, in its reasonable discretion, establish and modify from time to time in writing and provide to Boise. All use by Boise of DSS Marks, including, without limitation, any DSS Marks contained in Boise’s advertising, shall be subject to prior written approval of DSS. Once DSS has approved a specific use of a mark, Boise may continue such specific use or cease and resume such specific use without additional approvals from DSS until such approval is revoked in writing or this Agreement is terminated. Unless otherwise expressly provided herein, the rights granted to Boise in connection with DSS Marks in this Section 7 shall be royalty-free; provided, however, that to the extent that any royalty shall be deemed by applicable tax law to exist by virtue of this Agreement, Boise will be responsible for any taxes associated therewith.

            (b) Reservation of Rights; Limitations on Use. Boise acknowledges and agrees that: (i) DSS Marks are and shall remain the sole property of DSS; (ii) nothing in this Agreement shall convey to Boise any right of ownership in DSS Marks; (iii) Boise shall not now or in the future contest the validity of DSS Marks; and (iv) Boise shall not in any manner take any action that would impair the value of, or goodwill associated with, such marks. Boise acknowledges and agrees that all use of DSS Marks by Boise shall inure to the benefit of DSS. Boise agrees to promptly notify DSS of any unauthorized use of the DSS Marks by third parties promptly as such use shall come to Boise’s attention. DSS shall have the sole right and discretion to bring proceedings alleging infringement of DSS Marks or unfair competition against such third parties and to defend proceedings brought or threatened against DSS or Boise based on use of DSS Marks. Boise shall take such steps as DSS may reasonably request, at DSS’ expense, to assist DSS in protecting DSS’s rights in DSS Marks. Except as set forth in this Section 7, Boise will not, without first obtaining DSS’s prior written approval of such proposed use, use the DSS Marks for any purpose (including use in connection with any products, promotions or advertisements), it being understood that this shall not restrict Boise from referring to the relationship between the Parties to the extent required by law in connection with financial disclosure, regulatory or similar requirements. Upon request of DSS, Boise shall promptly cease any unauthorized use of the DSS Marks and upon termination of this Agreement, shall have a period of 120 days to discontinue the use of DSS marks in connection with the sale of Products in inventory.

            (c) Subject to DSS’ compliance with all of the terms and conditions of this Agreement, Boise hereby grants to DSS a non-transferable, limited (to the extent expressly set forth herein) license to use the Boise Marks solely for purposes of the marketing and promotional activities for the sale of Products by DSS to Boise as contemplated by this Agreement. The terms and conditions of DSS use of the Boise Marks shall be the same as those set forth in clause (a) and (b) above as Boise has agreed with respect to the DSS Marks.

8.  Term and Termination

8.1  Term. This Agreement shall commence on the Effective Date set forth above and shall continue in effect for an initial term of two years from the Effective Date, unless sooner terminated in accordance with this Section. At the end of the initial two year term, this Agreement shall automatically renew for successive one year terms unless terminated by either Party on not less than 90 days prior written notice or pursuant to Section 8.2.

8.2 Termination. (a) This Agreement shall automatically terminate, unless waived in writing, on the first occurrence of (i) either party becoming insolvent or unable to pay its debts as they become due, making or proposing an assignment for the benefit of creditors, proposing a moratorium upon or composition of its debts, or commencing or having filed against it any bankruptcy, reorganization or insolvency proceeding, which are not dismissed within 60 days from filing; or (ii) a material breach or default by one party provided that the nondefaulting party shall have first given 30 days' prior written notice listing the specific acts or inactions constituting said breach or default and provided further that the defaulting party shall not have been able to satisfactorily remedy the specified breach or default within the said 30-day period.

            (b) Notwithstanding the foregoing, DSS may terminate this Agreement immediately upon written notice if
                        (i) Boise or any Affiliate violates any of its obligations herein regarding confidentiality, trademarks, copyrights, or any other of DSS’s rights or interests in its Intellectual Property or violates the terms of the Confidentiality Agreement dated as of February 27, 2004 between DSS and Boise Cascade Corporation or
                        (ii)   Boise violates the provisions of Section 2.4(A) hereof. Further, in the event that Boise has not satisfied the minimum sales amounts provided in Section 2.2(A) hereof, DSS shall have the right, at its option, to terminate this Agreement upon 90 days prior written notice to Boise at anytime after 18 months of the date of this Agreement.

            (c) Boise may terminate this Agreement immediately upon written notice if (i) DSS or any Affiliate violates any of its obligations herein regarding confidentiality, trademarks, copyrights, or any other of Boise’s rights or interests in Boise’s Intellectual Property or violates the terms of the Confidentiality Agreement dated as of February 27, 2004 between DSS and Boise Cascade Corporation or (ii) DSS violates the provisions of Section 2.3(B) hereof.

8.3 Effect of Termination. Upon the expiration or termination of this Agreement, (a) each party shall return the other’s Confidential Information in its possession or control and (b) all licenses granted by one party to the other pursuant to this Agreement shall immediately terminate, and each party shall promptly discontinue all use of the other party’s Marks and/or Intellectual Property. Sections 6, 7.9,10,11,12 and 13 will survive the expiration or termination of this Agreement for any reason. Further, In the event of termination of this Agreement, Boise shall have the right for a period of not in excess of 120 days from the date of termination, to continue to sell all remaining Product then held by it.

9.   Confidentiality.

9.1 Obligations. The Parties hereby agree to be bound, each for itself and on behalf of its Affiliates, that they shall be bound by the terms and conditions of the Confidentiality Agreement between DSS and Boise Cascade Corporation dated as of February 27, 2004, by which Boise expressly agrees to be bound by the terms thereof as if it were an original party thereto. Further, notwithstanding anything to the contrary in the Confidentiality Agreement, the non-disclosure period set forth in Section 10 thereof shall be deemed to be five years from the later of (i) the term as set forth in Section 10 of such agreement or (ii) five years from the date of the last sale of Products hereunder. Notwithstanding the foregoing, either party may make disclosures as required or requested by a court of law or any governmental entity or agency, including but not limited to disclosures required by the Securities and Exchange Commission of the United States or any similar authority in any other country, provided that such party provides the other with reasonable prior notice to enable such party to seek confidential treatment of such information.

9.2 Exclusions. The restrictions on the use and disclosure of Confidential Information shall be determined in accordance with the Confidentiality Agreement.

9.3 Injunctive Relief. Each Party acknowledges that a breach or threatened breach of this Section 9 would cause irreparable harm to the non-breaching party, the extent of which would be difficult to ascertain. Accordingly, each party agrees that, in addition to any other remedies to which a party may be legally entitled, the non-breaching Party shall have the right to seek immediate injunctive or other equitable relief in the event of a breach of this Section 9 by the other Party or any of its Affiliates, directors, officers, employees or agents.

10.  Intellectual Property Rights.

10.1 DSS Proprietary Rights. Except as expressly set forth in this Agreement, all rights or licenses with respect to the DSS Intellectual Property (including any improvements or modifications), or other trade secrets and know-how are reserved to DSS. Boise acknowledges that the DSS Intellectual Property and Products contain substantial trade secrets of DSS, and Boise agrees to employ reasonable security precautions to maintain the confidentiality of such trade secrets. Without limiting the generality of the foregoing, the licenses granted under Section 7 granted by DSS to Boise under this Agreement shall be with respect to the sale, distribution and marketing of Products only. Boise shall have no right to any DSS Intellectual Property and Boise shall not, and shall not permit any third party to, manufacture, reverse engineer, produce, use, license, sell or otherwise distribute, modify, reproduce, or exploit DSS’ Intellectual Property or any products derived therefrom.

10.2 Boise Proprietary Rights. Except as expressly set forth in this Agreement, all rights or licenses with respect to the Boise Intellectual Property (including any improvements or modifications), or other trade secrets and know-how are reserved to Boise. DSS acknowledges that the Boise Intellectual Property contains substantial trade secrets of Boise, and DSS agrees to employ reasonable security precautions to maintain the confidentiality of such trade secrets. Without limiting the generality of the foregoing, the licenses granted under Section 7 granted by Boise to DSS under this Agreement shall be with respect to the sale, distribution and marketing of Products only. DSS shall have no right to any Boise Intellectual Property and DSS shall not, and shall not permit any third party to, manufacture, reverse engineer, produce, use, license, sell or otherwise distribute, modify, reproduce, or exploit Boise Intellectual Property or any products derived therefrom.

11.   LIMITATION OF LIABILITY.

SUBJECT TO INDEMNIFICATION OBLIGATIONS CONTAINED IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOSS WHICH COULD HAVE BEEN PREVENTED BY COVER, OR FOR ANY SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES WHATSOEVER, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, LOSS OF BUSINESS OPPORTUNITIES, OR LOSS OF GOODWILL, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OCCURRING.

12.  DISCLAIMER OF WARRANTIES.

EXCEPT AS PROVIDED IN THIS SECTION 12, THE PRODUCTS TO BE SOLD TO BOISE HEREUNDER ARE PROVIDED ON AN "AS IS" BASIS AND DSS MAKES NO WARRANTIES, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, WHETHER ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR PROFESSION OR OTHERWISE, WITH RESPECT TO ANY SUCH PRODUCTS, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS SPECIFICALLY SET FORTH IN THIS SECTION 12, ALL SUCH WARRANTIES, EXPRESS OR IMPLIED, ARE HEREBY DISCLAIMED.

DSS hereby warrants to Boise that (i) it is the owner or the lawful licensee, without encumbrance of its Intellectual Property as utilized in the Products (ii) the Products shall conform to the descriptions set forth on Exhibit A and the Quality Standards on Exhibit D and (iii) the Products shall be of the same quality as sold by DSS directly to End Users and/or the Existing Market.

13.  Indemnification.

13.1 Intellectual Property Indemnity. DSS shall indemnify and hold harmless Boise from any losses, liability, damages, fines penalties and expenses (including the cost of assisting in the defense and reasonable attorney fees) arising out of or resulting from any allegation or charge that the marketing, manufacture or sale of any Product by Boise hereunder constitutes an infringement of any patent, copyright, trade secret, or other intellectual property right of any third party. DSS shall, at any time up to 90 days after it is finally adjudicated that such infringement exists or prior to the effective date of a court injunction, at no expense to Boise, minimize Boise's damage or liability by the following:

            (i) Altering the Product to make it non-infringing, provided that such altered non-infringing Product shall fulfill substantially the same function as it fulfilled prior to such alteration,

            (ii) Exchanging non-infringing Product which shall fulfill substantially the same function for the infringing Product,

            (iii) Obtaining a settlement or license permitting Boise's use of any infringing Product, or

            (iv) Removing the infringing Product and purchasing non-infringing Product at Boise's purchase price plus the costs of transportation, installation and removal.

13.2  General Indemnity. (A) Both parties shall indemnify and hold the other harmless from and against any and all losses, liability, damages, fines, penalties, and expenses (including the cost of assisting in the defense and reasonable attorney fees, collectively, "Claims") to the extent such Claims arise out of or result from the fault, negligence or willful misconduct of, or other breach of duty or violation of this Agreement by, the indemnifying party or its employees, agents, representatives, contractors or partners.

13.3 Indemnification Procedure. In the event a party is entitled to indemnification under Subsections 13.1 or 13.2 above, the indemnifying party shall assume the defense of the other at the indemnifying party's expense against any such charge or Claim. The party seeking indemnification shall promptly notify the indemnifying party of such charge or Claim, and furnish the indemnifying party reasonable assistance and information available to the indemnified party pertinent to the charge or Claim. The indemnified party shall, however, have the right to be represented in suc h matters by counsel of its own selection acting at its own expense. The indemnifying party shall be entitled to settle any such charge or Claim to the extent such settlement involves the payment of money damages only, which payment will be solely the indemnifying party's responsibility under this indemnity.

14.  Miscellaneous.

14.1 Force Majeure. Should any circumstance beyond the reasonable control of any Party occur which delays or renders impossible the performance of its obligations under this Agreement on the dates herein provided for, such obligation shall be postponed for such time as such performance necessarily has had to be suspended or delayed on account thereof. In either such event, the Parties shall promptly meet to determine an equitable solution to the effects of any such event, provided that any Party who fails because of force majeure to perform its obligations hereunder will upon the cessation of the force majeure take all reasonable steps within its power to resume with the least possible delay compliance with its obligations. Neither Party shall be liable for any delay or other failure of performance because of force majeure. Events of force majeure shall include, without limitation, war, revolution, invasion, insurrection, riots, mob violence, sabotage or other civil disorders, fires, floods or other acts of God or nature, utility failures, strikes or other labor disputes, acts, laws, regulations or rules of any government or governmental agency and any other similar cause or event beyond the reasonable control of the Party, the obligations of which are affected thereby. Where only a portion of DSS’ capacity to perform is impaired by an event of force majeure, DSS shall make a fair allocation of its remaining production among the various customers then under contract for similar goods during the period.

14.2 Law Compliance and Cooperation. The Parties agree to cooperate in good faith to seek to comply with all applicable laws and regulations as they apply to the activities of this Agreement and to cooperate in good faith and to use best efforts to carry out the purposes of this Agreement, including without limitation, to cooperate in connection with any public inquiries or proceedings relating to this Agreement.

14.3 Notices. All notices and requests in connection with this Agreement are effective as of the day they are received either by messenger, delivery service, or in the United States of America mails, postage prepaid, certified or registered, return receipt requested, and addressed as follows:

            if to DSS:

            First Federal Plaza
            Suite 1525
            28 East Main Street
            Rochester, NY 14614

            Attn.: Chief Executive Officer

            If to Boise:

            Boise Paper Solutions
            591 Supreme Drive
            Bensenville, IL 60106-1162

            Attn.: Vince Phelan

or to such other address as a party may designate pursuant to this notice provision.

14.4 Jurisdiction and Venue. All suits arising from or relating to this Agreement or the performance or breach thereof shall be brought exclusively in the appropriate federal or state courts located in New York, New York. Each party hereto hereby waives, on behalf of itself and its Affiliates, any and all defenses based upon lack of personal jurisdiction or lack of venue.

14.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

14.6  Assignment. Neither Party may assign or transfer control of this Agreement or any rights and/or obligations hereunder without the other Party's prior written approval; provided, however, (i) either Party may assign the Agreement to an Affiliate following 10 days prior notice to the non-assigning Party or (ii) either Party may assign this Agreement to a successor in interest in the event of a merger, consolidation or sale of assets (or similar transaction) provided the proposed assignee agrees in writing to be bound by the terms hereof; provided further, under no circumstances shall Boise have the right to assign this Agreement to any entity which competes with DSS in the business of (i) marketing or selling of paper products used in security printing or (ii) document anti-counterfeit technology. Any attempted assignment, sub-license, transfer, encumbrance, conveyance or other disposal in violation hereof shall be void and shall constitute a material default and breach of this Agreement.

14.7 Construction. If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, the affected provision of the Agreement will be enforced to the maximum extent permissible so as to affect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect. This Agreement has been negotiated by the Parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party.

14.8 Waiver. The failure of either party at any time to require the performance by the other party of its obligations under the terms or provisions of this Agreement shall in no way affect the right of that party to later enforce such provisions nor shall the waiver by either party of any breach of any of the terms or conditions of this Agreement be taken to be a waiver of any subsequent breach of any such term or condition, or as a continuing waiver of such term or condition. No waiver of any term or condition of this Agreement shall be valid or binding on a Party unless the same shall have been mutually assented to in writing by all Parties.

14.8 Headings. The headings in this Agreement are intended for convenience of reference and shall not affect its interpretation.

14.9 No Joint Venture. This Agreement does not involve the creation of either a wholly-owned subsidiary of either Party or an agency relationship or partnership funded in any ratio by the Parties. The Parties do not intend that any agency or partnership relationship be created between them by this Agreement. Neither Party has the right or authority to enter into contracts on the other Party’s behalf. In the performance of all work, each Party is an independent contractor with the sole right to supervise, manage, control and direct the performance of the details of said work to be performed by it.

14.10 Press Releases. Neither party shall disclose the terms of this Agreement to any third party, other than its Affiliates, successors, permitted assigns, financial or legal advisors or make any announcements regarding the nature of the relationship between the parties without the prior approval of the other party, except that a party may disclose the terms of this Agreement where required by law, provided that such party uses reasonable effort to obtain confidential treatment or similar protection to the fullest extent available to avoid public disclosure of the terms of this Agreement. A party required by law to make disclosure of the terms of this Agreement will promptly notify the other party and permit the other party to review and participate in the application process seeking confidential treatment. The Parties hereby expressly agree to prepare and release a mutually acceptable press announcement describing the execution of this Agreement within 10 days of the execution hereof.

14.11 Modification; Entire Agreement. This Agreement may be modified only by a written amendment executed by duly authorized officers or representatives of both parties. Other than the matters covered by the Confidentiality Agreement between DSS and Boise which is intended by the Parties to remain in full force and effect except as expressly modified hereby in Section 9.1, this Agreement and any exhibits or schedules attached hereto constitute the complete and exclusive statement of the agreement between the parties and supersedes all proposals, oral or written, and all other prior or contemporaneous communications between the parties relating to the distribution of the DSS Products as of the date of this Agreement.

14.11 Due Authorization; Further Assurances. The individuals executing this Agreement on behalf of Boise and DSS do each hereby represent and warrant that they are duly authorized by all necessary action to execute this Agreement on behalf of their respective principals. The Parties shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

14.15 Compliance with Certain OSHA Standards. If the Products sold hereunder are subject to the OSHA Hazard Communication Standard, 20 CFR Part 1910, or to such other state hazard communications laws, regulations, or standards as OSHA may have approved (the "Standard"), DSS shall provide Boise with a complete and accurate Material Safety Data Sheet for each of the Products sold hereunder and shall label each of the Products as required by the Standard. DSS's failure to supply such Sheet or to so label the Products shall be deemed to constitute DSS's warranty, representation, and covenant that each of the Products sold hereunder is exempt from the Standard.

14.16 Compliance with California Proposition 65. DSS warrants that all Products sold by Boise hereunder in the State of California will not, under normal conditions of shipment, storage, or use, cause any person to be exposed to a chemical which is a carcinogen or a reproductive toxin listed under the California Safe Drinking Water and Toxic Enforcement Act of 1986 in quantities which would require that a warning be given prior to such exposure under the Act.

14.17 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Further, either Party shall be entitled to rely upon a facsimile signature of the other Party as due execution hereof.

14.18 Mutuality of Obligations. All debts and obligations of Boise and DSS (and their respective Affiliates) to each other are mutual and subject to setoff.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officer or representative as of the date first above written.

BOISE WHITE PAPER. L.L.C.                                    DOCUMENT SECURITY SYSTEMS, INC.
By:                                                                                By:
Name:                                                                           Name: Patrick White
Title:                                                                              Title: Chief Executive Officer

Exhibit A

Product descriptions as of January 19, 2005

   1.        General Safety Paper Description:

"Safety Paper" or "Security Paper" shall mean 60 pound opaque offset smooth paper printed in a flat tint, with hidden alert words embedded in the background tint such as "VOID," "COPY," or "UNAUTHORIZED COPY," or bar codes, logos, or other custom images that appear when a handheld verifier is placed on the paper or when the document is copied, scanned, faxed or reproduced in any form utilizing industry standard copiers, desktop scanners or facsimile machines. The appearance of the hidden words after reproduction of the document is intended to alert document recipients that they are looking at a non-original document. The paper is manufactured and marketed by DSS utilizing the "AuthetiGuard Pantagraph 4000" technology.

The Safety Paper shall satisfy one or more of the following performance standards:

            1.                     Hidden words show with a viewer OR

            2.                     Hidden words appear when copied on a Black & White Copier OR

            3.                     Hidden words appear when copied on a Color Copier OR

            4.                     Hidden words appear when scanned on a desktop scanner and appear on the desktop monitor

2. Exclusion from Definition. For purposes of the agreement by DSS not sell Product pursuant to Section 2.4(b) the term "Product" does not include custom printed Safety Paper with secondary visable color such as words, symbols, borders, artwork or similar features.

3.          SKU Descriptions

See Exhibit C

DSS will not be responsible for failures, malfunctions or improper functioning of copiers, scanners and similar machines or machines that have been adjusted by the user to perform out of industry recognized normal manufacturers authorized specifications, all of which may affect the efficacy of the DSS Intellectual Property.

Exhibit B Pricing Terms

Item Description	# of Sheets Per case	Configuration	Paper Description	Paper Dimensions	Price per Sheet (1)	Price per Case (1)	Promotion Allowance

Retail "Medical"	* * * *	* * * *	Green "void" on 60# opaque offset smooth paper printed on one side	81/2" X 11"	* * * *	* * * *	* * * *

Retail "Prescription"	* * * *	* * * *	Green "void" w/ perforation on 60# opaque offset smooth paper printed on one side	81/2" X 11"	* * * *	* * * *	* * * *

Retail "Legal"	* * * *	* * * *	Gray "copy" on 60# opaque offset smooth paper printed on one side	81/2" X 11"	* * * *	* * * *	* * * *

Retail "Business"	* * * *	* * * *	Teal "unauthorized copy" on 60# opaque offset smooth paper printed on one side	81/2" X 11"	* * * *	* * * *	* * * *

Economy Pack	* * * *	* * * *	Blue "void" on 60# opaque offset smooth paper printed on one side	81/2" X 11"	* * * *	* * * *	* * * *

Economy Pack	* * * *	* * * *	Blue "void" w/perforation on 60# opaque offset smooth paper printed on one side	81/2" X 11"	* * * *	* * * *	* * * *

Press Sheets	* * * *	* * * *	Blue "void" on 60# opaque offset smooth paper printed on one side	25" X 38"	* * * *	* * * *	* * * *

(1) * * * * (same color and word) and an overall
order quantity of at least * * * *

() Custom image designs * * * *

[ * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.]

Exhibit C Existing Market

Chicago Water Mark
Micro Format
Duke University Medical Center Coupons Inc.
WH Farwell Company

Exhibit D

Quality Standards

1.          Product Quality

                 DSS and its paper manufacturers shall implement to such quality controls as may be necessary to satisfy the following criteria:

                 A.                   The Products shall be free of print defects that would interfere with the pantograph pattern or the hidden word;

                 B.                    The Products shall be free of hickeys or print voids;

                 C.                    Packages shall contain accurate sheet counts

                 D.                   Packages shall reflect the DSS Marks and Boise Marks and otherwise be satisfactory to the Parties.

                 E.                    A label will be affixed to each shrink wrapped package of Boise Beware Safety paper. This label will contain a code which will consist of all of the pertinent information to the lot run. For instance, paper description, press utilized, date of production, press man, inspector, pulled sample sheets filed, etc. The information from this label code will be maintained by the manufacturer and available to Boise and or DSS when requested. The purpose of this label is to trace, track and research any quality issues arising from customer returns.

                 F.                     All finished product is inspected before being shipped to the customer or going to stock.

                 G.                    The quality requirements are identified on the job ticket and the final inspection report. Inspection records include the number of units accepted, date of inspection and identification of the inspector.

                 H.                   Final Inspection sample is a minimum of 20 random pieces and the acceptance criteria is zero rejects.

Exhibit E

DSS Marks